Exhibit 99.1

News Release

U.S. Silica Announces New Board Member, Daniel Avramovich

Frederick, Md., Mar. 20, 2014 – U.S. Silica Holdings, Inc. (NYSE: SLCA) announced today that Daniel Avramovich has been appointed to the company’s Board of Directors, increasing the board’s size to 6 members. Mr. Avramovich will also serve as a member of the audit committee.

Mr. Avramovich brings more than 35 years of senior leadership and extensive experience from all facets of transportation and logistics industry companies including, Deutsche Post DHL/Exel, Union Pacific, Kansas City Southern and Landstar Systems. Mr. Avramovich currently serves as chairman and chief executive officer of Pacer International with executive responsibility for all Pacer International business units. Dan joined Pacer International as the retail intermodal services president in June 2008, where he was responsible for all commercial and operating activities of Pacer’s retail door-to-door intermodal service offering. He is a member of the business advisory group for Northwestern University and belongs to numerous industry related organizations. Mr. Avramovich graduated with a Bachelor of Science in business administration from Akron University and a Master of Science in accounting from Kent State University.

Bryan Shinn, U.S. Silica president and chief executive officer said, “Dan brings extensive experience in the transportation and logistics industry including strong relationships with key service providers, significant senior leadership in sales and marketing, industry and technical experience, and a global perspective. We are extremely pleased that Dan is joining our board.”

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is one of the largest domestic producers of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Md.

U.S. Silica Holdings, Inc. Contacts

Media Inquiries:

Alison Holder

Manager of Corporate Communications

301-682-0326

holder@ussilica.com

Investor Relations Inquiries:

Michael Lawson

Director of Investor Relations and Corporate Communications

301-682-030

lawsonm@ussilica.com